LONESTAR BOOSTS PROVED RESERVES TO OVER 100 MILLION BOE

Fort Worth, Texas, February 20, 2020 - Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, "Lonestar," "our" or the "Company") announced that its proved reserves increased to a record 100.6 million barrels of oil equivalent ("MMBOE") at December 31, 2019 calculated using SEC guidelines. All of the Company’s proved reserves are located in the Eagle Ford Shale.

Lonestar’s proved reserves at December 31, 2019 are comprised of 49.8 million barrels of crude oil and condensate, 24.9 million barrels of natural gas liquids ("NGL’s"), and 155.9 billion cubic feet of natural gas. By energy content, Lonestar’s proved reserves are weighted 74% to crude oil, condensate and NGL’s. The SEC PV-10 for Lonestar’s proved reserves was $834.2 million. See Table 1 for details.

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In 2019, Lonestar added a total of 19.6 MMBOE, which consisted of 13.9 MMBOE through extensions and discoveries, and 5.6 MMBOE through positive reserve revisions based on performance. These reserve additions were equivalent to 353% of Lonestar's 2019 production.

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Lonestar’s proved reserves were reduced by the sale of its Pirate asset (-2.2 MMBOE), negative revisions related to reduction in SEC-mandated prices (-1.2 MMBOE), and a reclassification of certain drilling locations that were moved to probable reserves in accordance with the SEC’s 5-year rule (-3.4 MMBOE).

•	Lonestar’s proved developed reserves increased 23% to 33.0 MMBOE and the PV-10 associated with its Proved Developed reserves was $421.4 million using SEC guidelines.

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Lonestar estimates that its capital expenditures related to oil and gas activities totaled $171.8 million for the year ended December 31, 2019. Lonestar’s all-sources finding and development ("F&D") costs were $11.44 per BOE. Excluding the negative revisions related to price and reclassification, Lonestar’s finding and development costs were $8.77 per BOE.

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Lonestar’s 2019 results continue an extended streak of economic performance. Including 2019 results, Lonestar’s five-year reserves replacement ratio has been 549% and the five-year all-sources F&D costs averages $8.26 per BOE, with drillbit only F&D costs averaging $11.80 per BOE over the five-year period.

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In 2019, Lonestar’s proved & probable reserves increased to 122.7 MMBOE, which is comprised of 65.1 million barrels of crude oil and condensate, 28.4 million barrels of natural gas liquids, and 175.5 billion cubic feet of natural gas. Using SEC guidelines, PV-10 for proved & probable reserves exceeds $960.6 billion.

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Lonestar’s proved & probable reserves included 250 drilling locations which were assigned reserves by the Company’s independent petroleum engineers, equating to approximately 15 years of drilling activity at Lonestar’s current rate of drilling.

Lonestar's Chief Executive Officer, Frank D. Bracken, III commented, "In a market in which our industry is capital constrained, 2019 was another year of capital-efficient growth for Lonestar, driven by strong results from our drilling program, which saw the majority of our new-drills exceed third party forecasts, resulting in positive reserve revisions.

Without producing property acquisitions, our drilling program still generated organic reserve growth via a combination of 1) new wells outperforming their prior bookings resulting in upward revisions to both PDP’s and PUD’s; and 2) drilling wells on newly-leased acreage resulting in reserve additions. In doing so, we extended our track-record of low-cost reserve growth, registering exceptional all-sources finding and development costs of $8.77 per BOE while replacing 353% of 2019 production." Bracken concluded, "With virtually all of our crude oil hedged in 2020 at $56.95/bbl and the bulk of our natural gas hedged in 2020 at $2.58/MMBTU, we have a high degree of cash flow certainty that we will judiciously deploy in our 2020 drilling and completion program, and we expect to do so at lower well costs which we expect to yield continued growth in production and EBITDAX."

The table below summarizes Lonestar’s year-end proved reserves and PV-10 by region as determined by the Company’s independent petroleum engineers, W.D. Von Gonten & Co. Petroleum Engineers. Based on rules of the U.S. Securities and Exchange Commission, for the year ended December 31, 2019, Lonestar’s proved reserves were estimated using the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month preceding the 12 months prior to the end of the reporting period. This methodology resulted in an average NYMEX oil price of $55.69 per barrel and an average NYMEX natural gas price of $2.58 per million British Thermal Units ("MMBTU"), a decrease of 15% for crude oil and an decrease of 17% for natural gas, as compared to an average of oil price of $65.56 per barrel and an average natural gas price of $3.10 per MMBTU used to estimate Lonestar’s proved reserves for the year ended December 31, 2018.

Table 1: Proved Reserves and PV-10
(As of December 31, 2019)

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbls)	(MMBbls)	(Bcf)	(MMBoe)	($MM)
Western Eagle Ford	13.2	15.1	97.8	44.7	$335.5
Central Eagle Ford	35.4	8.8	53.9	53.2	$487.0
Eastern Eagle Ford	1.2	0.9	4.2	2.8	$11.7
Total	49.8	24.9	155.9	100.6	$834.2

At December 31, 2019, based on SEC guidelines, Lonestar’s PV-10 was $834.2 million. The PV-10 of the proved developed reserves calculated on the same basis was $421.4 million and PV-10 of our proved undeveloped ("PUD") reserves was $412.8 million. The future development costs associated with Lonestar’s PUD’s equates to $11.55 per BOE, which is consistent with our five-year finding and onstream costs.

Table 2: Changes in Proved Reserves
(As of December 31, 2019)

	Crude Oil	NGLs	Natural Gas	Total
	(MMBbls)	(MMBbls)	(Bcf)	(MMBoe)
Proved Reserves - December 31, 2018	53.5	19.9	120.2	93.4
Revisions of previous estimates	(0.0)	2.4	19.3	5.6
Extensions and Discoveries	4.3	4.7	29.6	13.9
Purchase of Reserves in Place	0.0	0.0	0.0	0.0
Sales of Reserves in Place	(2.2)	0.0	0.0	(2.2)
Price Deck Revision	(0.7)	(0.2)	(1.5)	(1.2)
Reclass. to unproved under SEC 5-year rule	(2.4)	(0.5)	(2.8)	(3.4)
Production	(2.7)	(1.4)	(8.9)	(5.5)
Proved Reserves - December 31, 2019	49.8	24.9	155.9	100.6
Proved Developed - December 31, 2019	15.9	8.3	52.6	33.0

Lonestar’s capital expenditures totaled $171.8 million for the year ended December 31, 2019. These expenditures included $159.0 million for drilling and completion costs, $5.6 million for leasehold acquisition costs, $0.2 million for 3-D seismic data and $6.9 million for the construction of fieldwide infrastructure and included in development costs below.

Table 3: Costs Incurred In Oil & Gas Property Acquisition, Exploration and Development Activities
(For the year ended December 31, 2019)

Total
Property Acquisition Costs	($MM)
Proved property acquisition costs	$3.9
Unproved property acquisition costs	$1.7
Total property acquisition costs	$5.6
Exploration costs	$0.2
Development costs	$165.9
Total costs incurred	$171.8

Table 4: Proved & Probable Reserves and PV-10 at SEC Pricing
(As of December 31, 2019)

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbls)	(MMBbls)	(Bcf)	(MMBoe)	($MM)
Western Eagle Ford	15.2	15.7	101.0	47.7	$347.7
Central Eagle Ford	45.4	11.0	66.4	67.4	$582.2
Eastern Eagle Ford	4.5	1.7	8.1	7.6	$30.7
Total	65.1	28.4	175.5	122.7	$960.6

About Lonestar
Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will," "expect" and "assuming" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 13, 2019 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.

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